As filed with the Securities and Exchange Commission on October 11, 2006

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
under
The Securities Act of 1933

Osiris Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	71-0881115
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2001 Aliceanna Street
Baltimore, MD	21231
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 1994 Stock Incentive Plan
(Full title of the plan)

C. Randal Mills, Ph.D.,
President and Chief Executive Officer
Osiris Therapeutics, Inc.
2001 Aliceanna Street
Baltimore, MD  21231
(Name and address of agent for service)

(410) 522-5005
(Telephone number, including area code, of agent for service)

with a copy to:
Douglas M. Fox, Esquire
Ballard Spahr Andrews & Ingersoll, LLP
18th Floor
300 East Lombard Street
Baltimore, MD 21202-3268
(410) 528-5600

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, par value $0.001 per share	819,513 shares (3)	$10.57(4)	$8,658,155(4)	$926.42

(1)                                  Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock issuable in the event the number of outstanding shares of the Registrant is increased by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization or similar transaction.

(2)                                  Calculated under Section 6(b) of the Securities Act as .000107 of the aggregate offering price.

(3)                                  Reflects a one for four reverse split of the Common Stock on August 3, 2006.

(4)                                  Estimated solely for the purpose of calculating the registration fee.  In accordance with Rule 457(h) promulgated under the Securities Act, the price shown is based upon the average of the high and low prices reported for the Common Stock on the NASDAQ Global Market on October 4, 2006.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have previously been filed by Osiris Therapeutics, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are hereby incorporated into this Registration Statement:

•                                          the final prospectus filed with the Commission on August 4, 2006 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) (File No. 333-134037);

•                                          the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (File No. 001-32966); and

•                                          the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 1, 2006 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-32966).

Each document filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be part hereof from the date of filing of such document. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction shall determine that such indemnity is proper.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

We have obtained insurance covering our directors and officers against losses and insuring ourselves against certain obligations to indemnify our directors and officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.  No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.  Article VIII of our amended and restated Certificate of Incorporation provides that, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Registrant shall be personally liable to the Registrant or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4.1	Specimen copy of Common Stock Certificate (1)

5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP

23.1	Consent of Stegman & Company

23.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)

99.1	Amended and Restated 1994 Stock Incentive Plan (as amended through October 11, 2006)

(1)    Incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ending June 30, 2006, filed on September 15, 2006.

Item 9.  Undertakings.

(a)                                  The Registrant hereby undertakes:

(1)                                             To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                               To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                            To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, That:

A.                                                 Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.                                                   Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the

Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                                             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on October 11, 2006.

Osiris Therapeutics, Inc.

By:	/s/ C. Randal Mills
	Name:	C. Randal Mills
	Title:	President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C. Randal Mills	President, Chief Executive Officer and Director	October 11, 2006
C. Randal Mills

/s/ Cary J. Claiborne	Chief Financial Officer	October 11, 2006
Cary J. Claiborne

/s/ Philip R. Jacoby	Chief Accounting Officer and Corporate	October 11, 2006
Philip R. Jacoby	Controller

/s/ Peter Friedli	Chairman	October 11, 2006
Peter Friedli

Director
Felix Gutzwiller

/s/ Jay M. Moyes	Director	October 11, 2006
Jay M. Moyes

/s/ Gregory H. Barnhill	Director	October 11, 2006
Gregory H. Barnhill

EXHIBIT INDEX

Number	Exhibit

4.1	Specimen of Common Stock Certificate (1)

5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP

23.1	Consent of Stegman & Company

23.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)

99.1	Amended and Restated 1994 Stock Incentive Plan (as amended through October 11, 2006)

(1)                     Incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ending June 30, 2006, filed on September 15, 2006.